AMERIANA BANCORP REPORTS FIRST QUARTER 2014 NET INCOME
OF $729,000 OR $0.24 PER SHARE

NEW CASTLE, Ind. (April 22, 2014) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced net income for the first quarter of 2014 increased 19% to $729,000, or $0.24 per basic and diluted share, from $614,000, or $0.21 per basic and diluted share, for the first quarter of 2013.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to report that the first quarter of 2014 represented another period of improved earnings, and we are particularly pleased that we were able to increase our dividend to our shareholders to $0.02 per share."  Addressing the business climate for the quarter, Gassen stated that "lending activity began slowly, resulting in no meaningful portfolio growth, but by the end of the period, the Bank had developed a strong commercial loan pipeline that is expected to provide momentum as we move further into the year.  Deposit activity was strong throughout the quarter," he continued, "with the Bank experiencing deposit growth of $10.3 million, or 2.8%, which was totally in non-maturity deposits that are typically lower-costing than certificate accounts."

Gassen also noted that "the earnings for the quarter benefited from our continuing efforts to improve credit quality, particularly from the resolution of one large non-performing residential loan issue.  Non-interest expense was $45,000 less than in the first quarter of 2013, reflecting the Company’s continued efforts to reduce expenses. Liquidity and capital levels of the Bank remain solid, and we have continued confidence that Ameriana is well-positioned to effectively manage the challenges posed by the economy and the regulatory climate and to enhance shareholder value."

The Bank’s allowance for loan losses as a percentage of loans receivable at March 31, 2014 was 1.29% – an improvement of 8 basis points over the measurement a year earlier. Non-performing loans were reduced by $1.9 million, or 26.7%, which resulted in the allowance for loan losses as a percentage of non-performing loans increasing to 78.4% at March 31, 2014 from 55.0% a year earlier.

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ASBI Reports First Quarter 2014 Results

April 22, 2014

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the section entitled "Risk Factors." The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports First Quarter 2014 Results

April 22, 2014

AMERIANA BANCORP
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Interest income	$4,474	$4,291
Interest expense	758	762
Net interest income	3,716	3,529
Provision for loan losses	150	255
Net interest income after provision for loan losses	3,566	3,274
Other income	1,364	1,512
Other expense	3,917	3,960
Income before income taxes	1,013	826
Income tax	284	212
Net income	$729	$614

Earnings per share:
Basic	$0.24	$0.21
Diluted	$0.24	$0.21

Weighted average shares outstanding:
Basic	2,991	2,989
Diluted	2,995	2,989

Dividends declared per share	$0.02	$0.01

Net interest margin (fully tax-equivalent basis)	3.72%	3.73%

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ASBI Reports First Quarter 2014 Results

April 22, 2014

AMERIANA BANCORP
Unaudited Financial Highlights (Continued)
(In thousands, except per share amounts)

	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Total assets	$470,229	$458,604	$449,019
Cash and cash equivalents	45,626	40,867	23,768
Interest-bearing time deposits	2,974	2,974	4,463
Investment securities held to maturity	2,347	2,347	2,348
Investment securities available for sale	44,678	37,803	35,257
Loans receivable	316,212	316,028	323,473
Allowance for loan losses	4,100	3,993	3,926
Loans, net	312,112	312,035	319,547

Allowance for loan losses as a percentage of loans receivable	1.29%	1.26%	1.21%
Non-performing loans	$5,229	$5,067	$7,133
Allowance for loan losses as a percentage of non-performing loans	78.4%	78.8%	55.0%

Deposits:
Non-interest-bearing	$59,423	$52,747	$56,591
Interest-bearing	313,607	309,954	302,146
	373,030	362,701	358,737

Borrowed funds	$50,810	$50,810	$45,810
Shareholders' equity	38,617	37,713	36,921
Book value per share	12.91	12.61	12.35

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.38%	9.47%	9.31%
Tier 1 risk-based capital ratio	14.13%	13.91%	13.04%
Total risk-based capital ratio	15.38%	15.16%	14.30%

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